Exhibit 10.3

June 18, 2006

Canadian Superior Energy Inc.
3300, 400 — 3rd Avenue SW
Calgary, Alberta T2P 4H2

Attention:  Greg Noval

Dear Sirs:

Re:          Proposed Acquisition of Canada Southern Petroleum Ltd.

You have provided us with certain information regarding your proposed acquisition of Canada Southern Petroleum Ltd. (the “Target”) by way of an unsolicited offer to acquire any or all of the issued and outstanding shares of the Target (the “Transaction”).  Based on our review of the information which you have provided to us and our discussions with you, West Coast Opportunity Fund, LLC (the “Lender”) is pleased to advise Canadian Superior Energy Inc. (the “Borrower”) of our commitment to provide you, upon no less than 10 business days’ prior written notice, with immediately available funds in the aggregate principal amount of US$15 million (the “Credit Facility”) upon the terms and subject to the limited conditions set forth or referred to in this commitment letter, including the term sheet attached hereto (the “Term Sheet”) containing a summary of terms and conditions (collectively, the “Commitment Letter”).

1.                                       In consideration of the Lender’s commitment contained herein, the Borrower agrees to pay to the Lender the following consideration:

(a)                                  a flat fee of US$125,000, payable on execution of this commitment letter, plus an additional US$100,000 (for an aggregate of US$225,000) payable on the earlier of: (i) the receipt by the Lender from the Borrower of notice of the requirement for funds under the Credit Facility; (ii) the confirmation by the Borrower that it is not proceeding with the offer; and (iii) August 31, 2006;

(b)                                 a fee equal to 5% per annum on the aggregate maximum principal amount of the Credit Facility (in consideration of the Lender committing such funds to the Target), commencing on the execution date of this Commitment Letter and calculated to and including the date of repayment of this Credit Facility, payable monthly on the last business day of each month that this Commitment Letter or the Credit Facility is outstanding;

(c)                                  payable immediately upon execution of this Commitment Letter, subject only to receipt of any requisite regulatory approvals (which the Borrower undertakes in good faith to obtain), 500,000 common share purchase warrants (the “Warrants”), each exercisable at a price of US$2.50 per share for a period of 18 months from the date of issuance, payable in cash or by cashless exercise at the election of Lender, with a commitment by Borrower to register the shares underlying such Warrants (the “Warrant Shares”) for public resale in the United States, such registration to be effective commencing as of the date of the Borrower’s notice of the requirement for funds under the Credit Agreement and continuing until the date that such Warrant Shares are freely tradable without restrictions under SEC Regulation 144(k), with a penalty of one thirtieth (1/30th) of 1% of the face value of the Warrants for each day that the Warrant Shares are not registered as required.

2.                                       The Lender’s commitment hereunder is subject to:

(a)                                  the prior draw down by Borrower of not less than US$15,000,000 of funds through its existing credit facilities with the Canadian Western Bank (the “Bank”) and the funding of not less than $5,000,000 by Borrower from other sources for purposes of funding a portion of the cash proceeds for the outstanding shares of the Target, prior to drawdown of the funds under the Credit Facility;

(b)                                 the receipt of by Borrower of at least 66-2/3rds of the total outstanding shares of the Target prior to drawdown of the funds under the Credit Facility;

(c)                                  the negotiation, execution and delivery on or before the date of the notice from the Borrower of the requirement for funds under the Credit Facility of definitive documentation with respect to the Credit Facility satisfactory to the Lender and its counsel and the initial drawdown thereunder occurring;

(d)                                 the review and approval by Lender in its discretion of all agreements and amendments entered into between Borrower and the Bank, and the negotiation and acceptance by Lender in its discretion of the Subordination and Postponement Agreement to be entered into between Lender and the Bank, which shall not in any event prohibit or postpone the repayment of funds owed by Borrower to Lender in accordance with the terms of the Credit Agreement;

(e)                                  the negotiation and acceptance by Lender in its sole discretion of a definitive agreement with respect to the Credit Facility; and

(f)                                    the other conditions set forth or referred to in the Term Sheet.

3.                                       The Lender confirms that the funds (and/or assets from which such funds will be derived) to be advanced by the Lender under the Credit Facility shall be available within 10 business days of written notice from Borrower.  The Lender has sufficient funds and/or assets to make all funds available as required under the Credit Facility, but the Lender shall have the right, in its discretion, to seek participation by one or more third parties in providing the financing to the Borrower, and all definitive documentation related to the Credit Agreement shall provide that all rights and obligations of the Lender shall apply to any third parties who participate in providing funds to the Borrower pursuant to the Credit Facility.

4.                                       The Borrower agrees:

(a)                                  to indemnify and hold harmless the Lender, its affiliates and their respective officers, directors, employees, advisors, and agents (each, an “indemnified person”) from and against any and all losses, claims, damages and liabilities to which any such indemnified person may become subject arising out of or in connection with this Commitment Letter, the Credit Facility, the use of the proceeds thereof, or any claim, litigation, investigation or proceeding relating to any of the foregoing, regardless of whether any indemnified person is a party thereto, and to reimburse each indemnified person upon demand for any legal or other expenses incurred in connection with investigating or defending any of the foregoing, provided that the foregoing indemnity will not, as to an indemnified person, apply to losses, claims, damages, liabilities or related expenses to the extent they are found by a final, non-appealable judgment of a court to arise from the willful misconduct or gross negligence of such indemnified person; and

(b)                                 that no indemnified person shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons or for any special, indirect, consequential or punitive damages in connection with the Credit Facility.

5.                                       The Borrower acknowledges that the Lender and its affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies.  The Lender will not use confidential information obtained from the Borrower by virtue of the Credit Facility or its other relationships with the Borrower in connection with the performance by the Lender of services for other parties, and the Lender will not furnish any such information to other companies.  The Borrower also acknowledges that the Lender has no obligation to furnish to the Borrower confidential information obtained from other companies.

6.                                       This Commitment Letter shall not be assignable by the Borrower without the prior written consent of the Lender (and any purported assignment without such consent shall be null and void), is intended to be solely for the benefit of the Borrower and is not intended to confer any benefits upon, or create any rights in favour of, any person other than the parties hereto and the indemnified persons; provided the Borrower shall be entitled to assign the same to a wholly-owned subsidiary whose obligations under the Credit Facility are guaranteed by the Borrower.  This Commitment Letter may not be amended nor waived except by an instrument in writing signed by both the Borrower and the Lender.  This Commitment Letter may be executed in counterparts, both of which shall be an original, and both of which, when taken together, shall constitute one agreement.  Delivery of an executed signature page of this Commitment Letter by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.  This Commitment Letter is the only agreement that has been entered into between us with respect to the Credit Facility and sets forth the entire understanding of the parties with respect thereto.  This Commitment Letter shall be governed by, and construed in accordance with, the laws of the State of California.

7.                                       This Commitment Letter is delivered to the Borrower on the understanding that neither this Commitment Letter (including, for greater certainty, the Term Sheet) nor any of its terms or substance shall be disclosed, directly or indirectly, to any other person except:

(a)                                  to the Borrower’s officers, agents and advisors who are directly involved in the consideration of this matter;

(b)                                 as may be compelled in a judicial or administrative proceeding or as otherwise required by law (in which case the Borrower agrees to inform the Lender promptly thereof); or

(c)                                  as may be required pursuant to applicable securities laws;

provided that the foregoing restrictions, other than with respect to the fees set out in paragraph 1, shall cease after this Commitment Letter has been accepted by the Borrower.

8.                                       The compensation, reimbursement, indemnification and confidentiality provisions contained herein shall remain in full force and effect regardless of whether definitive financing documentation shall be executed and delivered and notwithstanding the termination of this Commitment Letter or the Lender’s commitments hereunder.

9.                                       If this Commitment Letter, including the attached Term Sheet, is acceptable to you, please indicate your acceptance of same by returning to the Lender an executed counterpart hereof, not later than 5:00 p.m. (Pacific Standard Time) June 18, 2006.  The Lender’s commitments hereunder will expire at such time in the event the Lender has not received such executed counterpart in accordance with paragraph 1(a)(i) above.

We are pleased to have been given the opportunity to assist you in connection with this financing.

Yours very truly,

WEST COAST OPPORTUNITY FUND, LLC

Per:	/s/ Lance Helfert
Name:	Lance Helfert
Title:	President

Accepted and Agreed to this 18 day of June, 2006

CANADIAN SUPERIOR ENERGY INC.

Per:	/s/ Greg Noval
Name:	Greg Noval
Title:	Chairman and Chief Executive Officer

Per:	/s/ M.E. Coolen
Name:	M.E. Coolen
Title:	President and Chief Operating Officer

TERM SHEET

Borrower:	Canadian Superior Energy Inc. (the “Borrower”)

Lender:	West Coast Opportunity Fund, LLC (the “Lender”)

Credit Facility:	An unsecured credit facility in the aggregate principal amount of US$15 million (the “Credit Facility”).

Defined Terms:	Capitalized terms used herein and defined in the Commitment Letter to which this Term Sheet is attached and forms part of, have the meaning ascribed to them in the Commitment Letter.

Purpose:	The Credit Facility shall be used solely to acquire shares of the Target in accordance with the Share Acquisition offer.

Priority of Use of Funds:

The Credit Facility shall only be utilized after Borrower has: (i) drawn down and utilized US$15,000,000 of funds under the Borrower’s existing credit facility (the “Senior Facility”) with the Canadian Western Bank (the “Bank”) to fund the acquisition of Target Shares pursuant to the Share Acquisition; (ii) obtained and utilized at least US$5,000,000 of funds from other sources, to fund the acquisition of Target Shares pursuant to the Share Acquisition; and (iii) received acceptances of tender of shares of Target for at least 66-2/3rds of the total outstanding shares of Target pursuant to the Share Acquisition.

Non-Revolvement:

The Credit Facility shall be a non-revolving credit facility available by way of one or more drawdowns to the Borrower to fund the acquisition of Target Shares pursuant to the Share Acquisition. Any amount of the Credit Facility not drawn by August 31, 2006 shall be permanently cancelled.

Priority:

The Credit Facility shall be secured by: (i) a perfected security interest over all shares of Target acquired by Borrower, subordinate only to any security interest of the Bank, and (ii) if 100% of the outstanding shares of the Target are acquired, a perfected security interest in all of the assets of Target, subordinate only to any security interest of the Bank, which security interest(s) shall be discharged upon repayment of the Credit Facility.

Maturity:

The Credit Facility shall mature and shall be repaid in full by Borrower not later than (i) if the Borrower takes up and pays for in excess of 90% of the outstanding shares of the Target, 25 calendar days following the first date that Borrower draws down funds on the Credit Facility; and (ii) if the Borrower takes up and pays for less than 90% of the outstanding shares of the Target, 60 calendar days following the first date that the Borrower draws down funds on the Credit Facility. If Borrower fails to repay the Credit Facility when due, Borrower shall pay to Lender an additional fee, which the parties agree shall constitute liquidated damages, of US$50,000 per day past the applicable repayment date.

Credit Documentation:

Monies will be advanced under the Credit Facility only upon negotiation and completion of credit and related documentation and related security which is acceptable in form and substance to the Lender, including: (a) a loan agreement drafted by Lender’s legal counsel (the “Loan Agreement”), which will, among other things, contain the usual terms and conditions for a bridge credit facility, and the terms set out herein in addition to other terms, positive covenants, negative covenants (including a negative pledge), financial maintenance covenants, conditions precedent, representations, warranties, events of default (including without limitation cross default to the existing Senior Facility), indemnifications in respect of tax, judgment currency and environmental matters, environmental compliance, capital adequacy provisions and other provisions as the Lender may require. The Loan Agreement shall further contain an affirmative covenant that Borrower will take all corporate actions as are necessary to obtain adequate financing to repay the amounts due to Lender in accordance with terms provided by the Loan Agreement.

Termination of Lender’s Commitment:

The Lender’s obligations under the Commitment Letter will terminate if the Loan Agreement and related documentation (which, together with the Loan Agreement, are collectively referred to herein as the “Credit Documentation”) satisfactory to the Lender and its counsel are not executed and the initial advance under the Credit Facility has not occurred by July 31, 2006, unless such termination date is extended in writing by the Lender.

Conditions Precedent to Close:	The obligation of the Lender to make the initial advance of the Credit Facility is subject to and conditional upon:

1.

Receipt by the Lender in form and substance satisfactory to it of all Credit Documentation reasonably required by the Lender in respect of the Credit Facilities on terms and conditions satisfactory to the Lender;

	2.	The Borrower having provided the Lender with ten (10) business days’ prior written notice of the anticipated requirement of funds under the Credit Facility;

3.

The Lender, acting reasonably, being satisfied with all terms of the Borrower’s offer for shares of Target, provided the Lender shall be deemed to be satisfied with the terms of the offer to the extent it is in substantially the form of the draft offer dated June 12, 2006, a copy of which has been provided to the Lender;

4.

All conditions of the Borrower’s offer have either been satisfied or have been waived, provided the Borrower will not have waived any of the conditions in the draft offer referred to in paragraph 3 above without the consent of the Lender, such consent not to be unreasonably withheld, and Lender shall have confirmed (within two business days of receipt of confirmation from Borrower) that all outstanding conditions have met prior to the take up and pay of the Target shares;

5.	Accuracy of all representations and warranties of the Borrower contained in the Loan Agreement;

6.	There being no event of default, or fact or circumstance, which, with notification or with lapse of time or otherwise, would constitute an event of default under the Loan Agreement;

7.	Payment of all required consideration to the Lender;

8.	As at the date hereof, there being no material adverse change in the financial condition of the Borrower since the date of the last audited financial statements of the Borrower; and

9.

Borrower keeping the Lender informed of all material developments with respect to the Share Acquisition, and no material changes to the terms and conditions of the Share Acquisition being made by Borrower without the Lender’s prior written consent.